Exhibit 23.3

We have issued our report dated December 19, 2006, accompanying the financial statements of Eagle Well Service, Inc. as of July 31, 2006 appearing in Bronco Drilling Company’s Amendment No. 1 to Current Report on Form 8-K/A filed with the Securities and Exchange Commission on January 31, 2007. We have also issued our report dated March 28, 2006, accompanying the financial statements of Big A Drilling Company, L.C. as of December 31, 2005 appearing in Bronco Drilling Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2006. Both of these reports are incorporated by reference in this Registration Statement on Form S-3. We hereby consent to the incorporation by reference in this Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ Clinton R. Kindell, CPA P.C.

Clinton R. Kindell, CPA P.C.
May 21, 2007